EXHIBIT 99.1

Monroe Bancorp Announces Pricing of Subordinated Debentures Due 2019

BLOOMINGTON, Ind., July 16, 2009 (GLOBE NEWSWIRE) -- Monroe Bancorp (the "Company") (Nasdaq:MROE), the independent Bloomington-based holding company for Monroe Bank (the "Bank"), announced today that it has priced $12 million of subordinated debentures in a public offering underwritten by Howe Barnes Hoefer & Arnett, Inc. The debentures will carry an interest rate of 10.0% and will mature on June 30, 2019. Howe Barnes has simultaneously exercised an over-allotment of $1 million to bring the total offering size to $13 million. The offering is expected to close on July 17, 2009. The subordinated debentures will be issued pursuant to the prospectus filed as part of the Company's registration statement under the Securities Act of 1933.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities. The offering is only being made by means of a Prospectus dated July 14, 2009. A copy of the Prospectus may be obtained from Howe Barnes Hoefer & Arnett, Inc. at 800-800-4693.

About Monroe Bancorp

Monroe Bancorp, headquartered in Bloomington, Ind., is an Indiana bank holding company with Monroe Bank as its wholly owned subsidiary. Monroe Bank was established in Bloomington in 1892, and offers a full range of financial, trust and investment services through its locations in Central and South Central Indiana. The Company's common stock is traded on the NASDAQr Global Stock Market under the symbol MROE.

For further information, contact: Mark D. Bradford, President and Chief Executive Officer, (812) 331-3455.

The Monroe Bancorp logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4316

Forward-Looking Statements

This release contains forward-looking statements about the Company's plans and objectives which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These forward-looking statements speak only as of the date of this press release and Monroe Bancorp undertakes no obligation to update any such forward-looking statement to reflect events or circumstances that occur after the date hereof. Further information on other factors which could affect the financial results of the Company is included in the Company's filings with the Securities and Exchange Commission.

CONTACT:  Monroe Bancorp
          Mark D. Bradford, President and Chief Executive Officer
          (812) 331-3455
          (800) 319-2664
          Fax: (812) 331-3445
          Bradford@monroebank.com
          www.monroebank.com